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LYNCH INTERACTIVE
CORPORATION

                                                                   Press Release
                                                           For Immediate Release


                          LYNCH INTERACTIVE CORPORATION
                            ANNOUNCES AMEX DELISTING,
                            FILES FOR DEREGISTRATION


RYE, New York, December 23, 2005 - Lynch Interactive Corporation (Pink Sheets(R): LICT) today announced that, as anticipated, the Company's application to delist its stock from the American Stock Exchange was approved by the SEC, effective today. The Company has also filed a Form 15 with the SEC to deregister as a public company, since it has under 300 stockholders. This application suspends the Company's obligation to make filings with the SEC such as 10-K's, 8-K's, and 10-Q's. Even though the Company will no longer file such reports with the SEC, it will voluntarily continue to post quarterly and annual reports to its website at www.lynchinteractivecorp.com, and its will continue to issue press releases concerning periodic major developments.

The Company continues to move forward aggressively with its strategic initiatives, free from the compliance burdens of Sarbanes-Oxley and related requirements. It will continue to push to bring broadband internet access and VoIP services to its traditional customer base and utilize its spectrum assets to offer wireless broadband services in adjacent territories. It will also play its part in helping to develop a long term plan for funding Universal Service. As Lynch's VP of Operations, Evelyn Jerden, says "Universal service is critical to customers in rural portions of America such as those served by Lynch Interactive. We are pleased that FCC Chairman Kevin Martin is committed to continuing USF and improving the sustainability of USF contributions for traditional telecom services. While the FCC contemplates the best methodology for doing so, we continue to make progress in bringing leading edge services to the rural communities we serve."


                                   * * * * * *

Lynch Interactive Corporation is a holding company with subsidiaries in telecommunications and multimedia, and actively seeks acquisitions, principally in its existing business areas.

Lynch  Interactive  is listed on the Pink  Sheets(R)  under the symbol LICT. Its
World    Wide    Web    address     is:     http://www.lynchinteractivecorp.com.


Contact:  Robert E. Dolan
          Chief Financial Officer
          914/921-8821

Release: 05-20